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[ENHERENT LOGO]



                      ENHERENT EXECUTIVE ASSUMES CFO ROLE,
                  AS PART OF CORPORATE SERVICES CONSOLIDATION.



FOR IMMEDIATE RELEASE


Dallas, TX (September 15, 2000) - enherent Corp. (NASDAQ: ENHT, www.enherent.com), a leading provider of e-business and IT solutions, has named Jack D. Mullinax Chief Financial Officer and Executive Vice President of Corporate Services. The appointment is part of the company's consolidation of shared corporate services, as well as its corporate headquarters relocation.

         Mullinax has been Executive Vice President at enherent since July of 1999, with responsibility for human resources and infrastructure. Prior to joining enherent, he spent 30 years in leadership positions at IBM, in technical operations, finance and human resource management. Additionally, he is Vice Chairman of the board of Southwest IBM Employee Federal Credit Union and has been a director of this organization since 1995.

         According to enherent's president and CEO, Dan Woodward, "enherent is fortunate to have someone with Jack's credentials assuming the role of CFO and leading our newly consolidated Corporate Services function. The transition has been a smooth one, as we anticipated." The CFO spot has been held by Rocco Mitarotonda, who will not be relocating with the Finance Department to Dallas from his home in Westchester, New York. Woodward explains, "Rocco has been an important part of our management team, playing a critical role since I came on board in May of 1999. We owe Rocco a debt of gratitude and we wish him well." Mitarotonda has been assisting with the CFO transition since June and will remain with the company through the end of September.


This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 about the future operations and expectations of the Company and contains statements regarding the Company's beliefs, intentions and expectations about developments, results and events that will or may occur in the future. Such forward-looking statements are based on certain assumptions and analyses made by the Company derived from its experience and perceptions. Actual results and developments may vary materially from those described, as they are subject to a number of known and unknown risks and uncertainties. Such risks and uncertainties include, but are not limited to, general economic, market and business conditions in the
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IT industry; any hoped for benefits of the appointment described herein; the
Company's ability to retain qualified IT personnel; demand for the Company's services; and various other factors set forth under the caption "Factors That May Affect Future Results" in Item 7 of enherent's (f/k/a PRT Group Inc.) Annual Report on Form 10-K for the year ended December 31, 1999.


For additional information, contact:

Richard Rosenfeld                                       Mark Hopkins
(914) 345-3800                                          (860) 687-2285
rrosenfeld@enherent.com                                 mhopkins@enherent.com